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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                                           SEC FILE NUMBER
                                                               0-20284
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                                                             CUSIP NUMBER
                                                                172894
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                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING

[ ] Form 10-K    [ ] Form 20-F    [ ] Form 11-K   [X] Form 10-Q   [ ] Form N-SAR

For Period Ended: June 30, 2000
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[X] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not applicable

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PART I -- REGISTRANT INFORMATION

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     Full name of Registrant: CITATION COMPUTER SYSTEMS, INC
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     Former Name if Applicable:
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     424 S WOODS MILL ROAD
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     Address of Principal Executive Office (Street and Number)

     CHESTERFIELD MO 63017
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     City, State and Zip Code
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PART II -- RULES 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

The registrant hereby represents that:

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject quarterly report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Form 10-Q or portion thereof could not be filed within the prescribed time period.

CITATION Computer Systems, Inc. is being acquired by Cerner Corporation. Significant additional work surrounding the preparation of the Proxy/Registration Statement and the preparation of information required by the acquisition has delayed the completion and filing of the fORM 10Q. The Company will file the Form 10-Q no later than Monday, August 21, 2000.


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PART IV -- OTHER INFORMATION
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     (1) Name and telephone number of person to contact in regard to this notification

RICHARD D. NEECE                               (314)         579-7900
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(Name)                                         (Area Code)   (Telephone Number)


     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                            [X} Yes    [  ] No


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     (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                             [ ] Yes  [X] No


     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                               CITATION COMPUTER SYSTEMS, INC
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                               (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:   August 14, 2000                By:    /s/ Richard D. Neece
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                                       Name:      Richard D. Neece
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                                       Title:    President
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